EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

FIRST QUARTER 2005 OPERATING RESULTS

McLean, VA, March 30, 2005 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, today reported operating results for its first quarter ended February 27, 2005.

As announced on March 28, 2005, the Company has revised its accounting for leases as a result of recent views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission (SEC). All prior period amounts have been restated to reflect that accounting treatment.

Net shipments for the first fiscal quarter totaled $65,705,000 compared to the prior year quarter’s net shipments of $70,422,000. Shipments were adversely affected as changes in manufacturing processes associated with the implementation of an Enterprise Resource Planning (“ERP”) system reduced production below the level required to meet demand. Gross margin was $20,465,000, which was below the prior year quarter’s result of $24,778,000. This decline in gross margin was attributable to an increase in manufacturing costs as a percentage of net shipments due to lower fixed cost absorption at lower production and shipping levels and to lower manufacturing productivity. Included in cost of shipments was a one-time, pretax benefit of $460,000 from settlement of litigation. Cost of shipments in the previous year period included $847,000 of accelerated depreciation expense associated with the elimination of legacy software replaced by the ERP system. Sales and administrative expenses for the quarter were $25,322,000, compared to $23,858,000 in the prior year quarter, principally due to higher retail warehouse, delivery and occupancy expenses associated with new store growth and increased selling expense in manufacturing operations. Interest expense for the quarter declined to $522,000 from $711,000 for the prior year period, principally as a result of the expiration of an interest rate swap agreement. Other income of $786,000 in the current quarter also included a benefit from the settlement of litigation of $680,000. Net loss from continuing operations for the first quarter totaled $(2,903,000) or $(0.22) per share compared to a profit in the prior year period of $180,000 or $0.01 per share.

As announced earlier, during the quarter the Company completed the sale of one of two investment properties previously included in discontinued operations. The Company recorded an after-tax gain on disposition of $2,683,000 or $0.20 per share.

Net loss for the quarter including the results of discontinued operations and the gain on disposition of investment property was $(149,000) or $(0.01) per share compared to net earnings in the prior year of $72,000 or $0.01 per share.

Gerald M. Birnbach, Chairman and President stated, “While I am disappointed in our financial performance this quarter, we did make gradual progress towards stabilizing our manufacturing operations. We continued to add to our manufacturing backlog, which reached record levels during the quarter. Our retail open orders also increased during the quarter. Our plans are to reduce these backlogs in an orderly way over the next two quarters.”

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 64 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest and Mid-Atlantic markets, its catalog and over the Internet.

The Rowe Companies will conduct a conference call and webcast to discuss first quarter performance Thursday, March 31st at 10:00 a.m. EST. Further information on this call can be obtained on our website at www.therowecompanies.com.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

(table follows)

Contact:	Gene S. Morphis, Chief Financial Officer
703-847-8670

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED FEBRUARY 27, 2005 AND FEBRUARY 29, 2004

UNAUDITED

	Three Months Ended
	February 27, 2005	February 29, 2004
	(in thousands, except per share amounts)
		Restated
Net shipments	$65,705	$70,422
Cost of shipments	45,240	45,644

Gross profit	20,465	24,778
Selling and administrative expenses	25,322	23,858

Operating income (loss)	(4,857)	920
Interest expense	(522)	(711)
Other income, net	786	169

Earnings (loss) from continuing operations before taxes	(4,593)	378
Tax expense (benefit)	(1,690)	198

Net earnings (loss) from continuing operations	(2,903)	180

Discontinued operations:
Loss on contingencies associated with operations discontinued in prior years, net of tax benefit of $ 65	—	(105)
Gain (loss) from discontinued real estate operations, net of tax expense (benefit) of $44 and $(2), respectively	71	(3)
Gain on disposal of Sylmar investment property, net of tax expense of $1,680	2,683	—

Net earnings (loss)	$(149)	$72

Net earnings (loss) from continuing operations per common share	$(0.22)	$0.01

Net earnings (loss) per common share	$(0.01)	$0.01

Weighted average common shares	13,274	13,176

Net earnings (loss) from continuing operations per common share assuming dilution	$(0.22)	$0.01

Net earnings (loss) per common share assuming dilution	$(0.01)	$0.01

Weighted average common shares and equivalents	13,274	13,476